CERTIFICATE OF DESIGNATION

SERIES B PREFERRED STOCK

Of

Carolco Pictures, Inc.

Carolco Pictures, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Florida Business Corporation Act (the “Act”), does hereby certify that pursuant to the provisions of Sections 607.0821, 607.0602 and 607.0603 of the Act, the Corporation hereby states as follows:

1.	The name of the corporation is Carolco Pictures, Inc.

2.	The Certificate of Designation of the Series B Preferred Stock of the Corporation was duly adopted by the Board of Directors of the Corporation, pursuant to its unanimous written consent, on June 20, 2016.

3.	The Certificate of Designation of the Series B Preferred Stock of the Corporation in as set forth below:

********

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

(a)	“Common Stock” means the Corporation’s common stock, par value $0.0001 per share.

(b)	“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

Section 2. Designation and Amount. The series of preferred stock shall be designated as Series B Preferred Stock (the “Series B Stock”) and the number of shares so designated shall be one million (1,000,000) shares (which shall not be subject to increase without the consent of all of the holders of the Series B Stock (each, a “Holder” and collectively, the “Holders”).

Section 3. Rights and Powers.

(a)	Economic Rights. The Series B Stock shall have no economic rights to receive any distributions or other assets of the Corporation.

(b)	Dividend Rights. The Series B Stock shall have no dividend rights except as may be declared by the Board in its sole and absolute discretion, out of funds legally available for that purpose.

(c)	Vote. The holders of shares of Series B Stock shall be entitled to vote on all matters requiring a shareholder vote of the Corporation and each shareholder of record of Series B Stock shall have one (1) vote for each Series B Stock share outstanding in his, her or its name on the books of the Corporation relative to each Common Stock share.

(d)	Conversion. At the option of the Holder each share of Series B Stock shall be convertible into two (2) shares of Common Stock of the Company at the option of the holder. There shall be no adjustment to the conversion ratio set forth in the immediately preceding sentence in the event of a reverse stock split of the common stock, which each Holder acknowledges is expected to occur following Holder’s receipt of the Series B Stock, or for any other reason.

1

Section 4. Miscellaneous.

(a)	Notices. Any and all notices or other communications or deliveries to be provided by the Holders shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Corporation at the primary offices of the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (Eastern time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (Eastern time) on any date and earlier than 11:59 p.m. (Eastern time) on such date, (iii) the second Business Day (as defined below) following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)	Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Series B Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)	Lost or Mutilated Series B Stock Certificate. If a Holder’s Series B Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

2

(d)	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the Series B Stock (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the State of Florida (the “Florida Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Florida Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Florida Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(e)	Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

(f)	Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

(g)	Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a day on which banks are generally required or authorized to be open for business in the State of Florida (a “Business Day”), such payment shall be made on the next succeeding Business Day.

(h)	Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

********

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by the undersigned, thereunto duly authorized, this 22nd day of June, 2016.

By:	/s/ Tarek Kirschen
Tarek Kirschen
Chief Executive Officer

3